(HRH INSURANCE                              HILB, ROGAL AND HAMILTON COMPANY
    LOGO)                                                4235 Innslake Drive
                                                               P.O. Box 1220
                                             Glen Allen, Virginia 23060-1220
                                                              (804) 747-6500
                                                          FAX (804) 747-6046



                                                                MARCH 29, 1995

DEAR SHAREHOLDER:

     You are cordially invited to attend our Annual Meeting of Shareholders on Tuesday, May 2, 1995, at 10:00 a.m. at Crestar Bank, 919 East Main Street, Richmond, Virginia. At the meeting, you will be asked to elect two directors for the class of directors whose term of office expires in 1995 and to approve the selection of independent auditors for the Company for 1995. On the following pages, you will find the formal notice of annual meeting and the proxy statement.
     Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Therefore, you are urged to complete, sign, date and mail your proxy promptly in the enclosed postage-paid envelope.
     We hope you will participate in the annual meeting, either in person or by proxy.

                                           Sincerely,

                                           (signature)
                                           Robert H. Hilb
                                           Chairman and Chief Executive
                                           Officer

                             4235 INNSLAKE DRIVE
                                P.O. BOX 1220
                       GLEN ALLEN, VIRGINIA 23060-1220

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of Hilb, Rogal and Hamilton Company (the Company) will be held on Tuesday, May 2, 1995, at 10:00 a.m. at Crestar Bank, 919 East Main Street, Richmond, Virginia, for the following purposes:

          1. To elect two directors of the class of directors whose term of office expires in 1995, to serve for a term of three years;

          2. To consider and act upon a proposal to appoint the firm of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 1995; and

          3. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on March 7, 1995, the record date fixed by the Board of Directors of the Company, are entitled to notice of, and to vote at, the meeting.

                                          By Order of The Board of Directors

                                          DIANNE F. FOX
                                          Senior Vice President and Corporate
                                          Secretary

March 29, 1995

                                  IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY SIGNED AND RETURNED YOUR PROXY.

                                PROXY STATEMENT

     Proxies in the form enclosed are solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on May 2, 1995, and any duly reconvened meeting after adjournment thereof (the Meeting). Any shareholder who executes a proxy has the power to revoke it at any time by written notice to the Secretary of the Company, by executing a proxy dated as of a later date or by voting in person at the Meeting. It is expected that this proxy statement and the enclosed proxy card will be mailed on or about March 29, 1995, to all shareholders entitled to vote at the Meeting.

        The cost of soliciting proxies for the Meeting will be borne by the Company. The Company does not intend to solicit proxies other than by use of the mails, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the shares.

        On the record date of March 7, 1995, the date for determining shareholders entitled to notice of and to vote at the Meeting, there were outstanding 14,804,864 shares of Common Stock. Each share of Common Stock is entitled to one vote on all matters to be acted upon at the Meeting. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Meeting.

        The management and directors are not aware of any matters to be presented for action at the Meeting other than the matters stated in the notice of the Meeting. If any such matter requiring a vote of the shareholders should properly come before the Meeting, unless otherwise instructed, it is the intention of the persons named in the proxy card to vote such proxy in accordance with their best judgment.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 1, 1995, certain information with respect to the beneficial ownership of the Company's Common Stock by each director and nominee; the Chief Executive Officer, Robert H. Hilb, and each of the Company's four other most highly paid executive officers who own shares of the Company's Common Stock, Andrew L. Rogal, John C. Adams, Jr., Ronald J. Schexnaydre and Timothy J. Korman (collectively, the Named Executive Officers); and all directors and officers as a group. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the shares shown.

                                                  NUMBER OF
                                                   COMMON
                                                   SHARES
                   NAME OF                       & NATURE OF     PERCENT
           BENEFICIAL OWNER/NUMBER               BENEFICIAL         OF
             OF PERSONS IN GROUP                  OWNERSHIP       CLASS
Robert H. Hilb                                     344,050(1)      2.3
John C. Adams, Jr.                                 119,150(1)(2)    **
Andrew L. Rogal                                     83,540(1)(3)    **
J.S.M. French                                       60,500(1)       **
Timothy J. Korman                                   42,576(1)       **
Ronald J. Schexnaydre                               39,063(1)       **
Theodore L. Chandler, Jr.                           32,949(1)       **
Robert S. Ukrop                                     28,648(1)(4)    **
Thomas H. O'Brien                                   15,597(1)       **
Norwood H. Davis, Jr.                               12,105(1)       **
Philip J. Faccenda                                  12,000(1)       **
All directors and officers as a group (20
  persons, including those named)                  854,909(5)      5.8

 ** Percentage of ownership is less than 1% of the outstanding shares of Common
    Stock of the Company.
(1) The number of shares indicated includes 44,650 shares for Mr. Hilb; 30,150 shares for Mr. Adams; 28,900 shares for Mr. Rogal; 10,500 shares for Mr. French; 17,300 shares for Mr. Korman; 23,000 shares for Mr. Schexnaydre; 10,500 shares for Mr. Chandler; 10,500 shares for Mr. Ukrop; 10,500 shares for Mr. O'Brien; 2,000 shares for Mr. Davis; and 2,000 shares for Mr. Faccenda; represented by options granted under the Company's 1989 Stock Plan, which are exercisable within sixty days after March 1, 1995.
(2) The number of shares indicated includes 6,000 shares owned by a trust for John C. Adams' wife. Mr. Adams disclaims beneficial ownership of such shares.
(3) The number of shares indicated includes 17,300 shares held in a trust for which Andrew L. Rogal is a trustee. Although Mr. Rogal, as trustee, has voting and investment power for these shares, he disclaims beneficial ownership thereof.
(4) The number of shares indicated includes 1,250 shares owned by an investment club in which Robert S. Ukrop is an officer, for which voting and investment power is shared.
                                       2

(5) The number of shares indicated includes 4,250 shares represented by options granted under the Company's 1986 Incentive Stock Option Plan and 214,900 shares represented by options granted under the Company's 1989 Stock Plan, which are exercisable within sixty days after March 1, 1995.
                         SECURITY OWNERSHIP OF CERTAIN
                               BENEFICIAL OWNERS
     The following table sets forth, as of March 1, 1995, certain information with respect to each person known by the Company to be the beneficial owner of 5% or more of the outstanding shares of Common Stock of the Company. In preparing the table below, the Company has relied, without further investigation, on information contained on the Schedule 13G filed by each reporting person with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the Exchange Act).

                                              NUMBER OF COMMON
            NAME & ADDRESS                    SHARES AND NATURE        PERCENT
          OF BENEFICIAL OWNER              OF BENEFICIAL OWNERSHIP     OF CLASS
Quest Advisory Corporation (1)                     829,275(1)             5.7
Quest Management Company
Charles M. Royce
1414 Avenue of the Americas
New York, New York 10019
Lindner Fund, Inc. (2)                             800,000(2)             5.5
Ryback Management Corporation
7711 Carondelet Avenue
Box 16900
St. Louis, Missouri 63105

(1) Quest Advisory Corporation (Quest), Quest Management Company (QMC) and Charles M. Royce (Royce) filed a joint Schedule 13G pursuant to Rule 13d-(1)(b)(ii)(H) of the Exchange Act to report with respect to beneficial ownership as of December 31, 1994 by Quest and QMC, Investment Advisers registered under Section 203 of the Investment Advisers Act of 1940. Quest reported that it has sole voting power as to 776,075 shares and sole dispositive power as to 776,075 shares. QMC reported that it has sole voting power as to 53,200 shares and sole dispositive power as to 53,200 shares. Royce may be deemed to be a controlling person of Quest and QMC, and as such may be deemed to beneficially own the shares; however, Royce does not own any shares outside of Quest and QMC, and disclaims beneficial ownership of the shares held by Quest and QMC. The reporting group represented in the
    Schedule 13G that the shares of Common Stock covered by the Schedule 13G were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
                                       3

(2) Ryback Management Corporation (Ryback), an investment company adviser, filed a Schedule 13G pursuant to the Exchange Act to report with respect to beneficial ownership as of December 31, 1994 by the Lindner Fund, Inc., an Investment Company registered under Section 8 of the Investment Company Act. Ryback reported that it has sole voting power as to 800,000 shares and sole dispositive power as to 800,000 shares. Ryback represented in the Schedule 13G that the shares of Common Stock covered by the Schedule 13G were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
                             ELECTION OF DIRECTORS
     Two directors are to be elected at the Meeting to serve for terms of three
(3) years expiring on the date of the Annual Meeting in 1998 and until their successors are elected.
     It is intended that the votes represented by the proxies, unless otherwise specified, will be cast for the election as directors of the nominees listed below, each of whom is now a director of the Company. The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock of the Company cast in the election of directors. Votes that are withheld and shares held in street name (broker shares) that are not voted in the election of directors will not be included in determining the number of votes cast. Each nominee has consented to being named in the proxy statement and has agreed to serve if elected. If, at the time of the Meeting, any nominee should be unable to serve as a director, votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors.
     As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.
     The following information is furnished with respect to each nominee and each director whose term of office will continue after the Meeting.
                NOMINEES FOR ELECTION FOR TERMS EXPIRING IN 1998
     J.S.M. French, 54, has been President of Dunn Investment Company, a construction and investment company in Birmingham, Alabama, since 1978 and has been a director of the Company since 1984. He is a director of First Alabama Bancshares, Inc. and Energen Corporation. Mr. French is a member of the Nominating Committee and Chairman of the Compensation Committee.
     Robert S. Ukrop, 48, has been President and Chief Operating Officer of Ukrop's Super Markets, Inc., a chain of retail food stores in Richmond, Virginia, since 1994 and has been a director of the Company since 1989. He was Executive Vice President of Ukrop's Super Markets, Inc. from 1987 to 1994. He is a first cousin of Timothy J. Korman, Senior Vice President - Finance and Treasurer of the Company. Mr. Ukrop is a member of the Compensation Committee.
     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THESE NOMINEES.
                                       4

         INCUMBENT DIRECTORS WHOSE TERMS EXPIRE AT 1996 ANNUAL MEETING
     Theodore L. Chandler, Jr., 42, has been a principal in the law firm of Williams, Mullen, Christian & Dobbins in Richmond, Virginia, since 1982 and has been a director of the Company since 1986. Williams, Mullen, Christian & Dobbins has represented the Company as legal counsel since the Company's formation in 1982. He is a director of Lawyers Title Corporation. Mr. Chandler is a member of the Executive Committee, the Compensation Committee, the Nominating Committee and Chairman of the Audit Committee.
     Norwood H. Davis, Jr., 55, has been Chairman of the Board and Chief Executive Officer of Trigon Blue Cross Blue Shield, a company engaged in the delivery of insurance and related employee benefits products in Virginia, since 1989 and has been a director of the Company since 1994. He was President and Chief Executive Officer of Consolidated Healthcare, Inc. from 1985 to 1989. Prior thereto, he was President and Chief Executive Officer of Blue Cross and Blue Shield of Virginia from 1981 to 1985. He is a director of Signet Banking Corporation. Mr. Davis is a member of the Audit Committee.
     Thomas H. O'Brien, 58, has been Chairman and Chief Executive Officer of PNC Bank Corp., a multi-bank holding company engaged in financial services activities in Pittsburgh, Pennsylvania, since 1985 and has been a director of the Company since 1982. He has been Chairman of PNC Bank, National Association, a national banking institution in Pittsburgh, Pennsylvania, since February 1993. He is a director of Bell Atlantic Corporation and PNC Bank Corp. Mr. O'Brien is a member of the Audit Committee, the Compensation Committee and the Nominating Committee.
         INCUMBENT DIRECTORS WHOSE TERMS EXPIRE AT 1997 ANNUAL MEETING
     Robert H. Hilb, 68, has been Chairman and Chief Executive Officer of the Company since 1991 and a director of the Company since 1982. He was President of the Company from 1982 to February 1995. He is a director of Lawyers Title Corporation. Mr. Hilb is Chairman of the Executive Committee and Chairman of the Nominating Committee.
     Andrew L. Rogal, 46, has been President and Chief Operating Officer of the Company since February 1995 and has been a director of the Company since 1989. He was Executive Vice President of the Company from 1991 to February 1995 and Senior Vice President of the Company from 1990 to 1991. He was Chief Executive Officer of Hilb, Rogal and Hamilton Company of Pittsburgh, Inc., a subsidiary of the Company, from 1990 to March 1995 and was President of this subsidiary from 1987 to 1993. Mr. Rogal is a member of the Executive Committee.
     Philip J. Faccenda, 65, has been Vice President and General Counsel of the University of Notre Dame, a higher education facility in Notre Dame, Indiana, since 1992 and has been a director of the Company since 1993. Prior thereto, he was a partner in the law firm of Barnes & Thornburg in South Bend, Indiana from 1982 to 1992. He is a director of First Source Corporation. Mr. Faccenda is a member of the Audit Committee.
                                       5

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
     The standing committees of the Board of Directors are the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating Committee. The Executive Committee, which is subject to the supervision and control of the Board of Directors, has been delegated substantially all of the powers of the Board of Directors in order for the Executive Committee to act between meetings of the Board. The responsibilities of the Audit Committee include the review of the scope and the results of the work of the independent auditors and internal auditors, the review of internal accounting controls and the recommendation of the independent auditors to be designated for the ensuing year. As more fully discussed below under "Compensation Committee Report on Executive Compensation," the Compensation Committee establishes the compensation of all executive officers of the Company with the title of Senior Vice President and above and administers the Company's stock option plans, the Outside Directors Deferral Plan and the Supplemental Executive Retirement Plan. The Nominating Committee is responsible for recommending to the Board of Directors persons to be nominated for election as directors of the Company. In the selection of nominees for the Board of Directors, the Committee will consider any nominee recommended by a shareholder if the recommendation is made in writing and includes (i) the qualifications of the proposed nominee to serve on the Board of Directors, (ii) the principal occupations and employment of the proposed nominee during the past five years, (iii) each directorship currently held by the proposed nominee and (iv) a statement from the proposed nominee that he or she has consented to the submission of the recommendation. Recommendations should be addressed to the Corporate Secretary of the Company at its principal business address.
     In 1994, there were four meetings of the Board of Directors, one meeting of the Executive Committee, two meetings of the Audit Committee and six meetings of the Compensation Committee. The Nominating Committee did not meet during 1994. Each member of the Board of Directors attended at least 75% of the aggregate total number of meetings of the Board and the committees on which he served.
                            DIRECTORS' COMPENSATION
     Each director who is not an officer of the Company receives an annual retainer of $10,000, a fee of $2,500 for each Board meeting attended and a fee of $500 for each committee meeting attended if such meeting occurs on a day other than a scheduled meeting of the Board of Directors. Directors who are also officers of the Company receive no compensation for their services as directors. The Company has an Outside Directors Deferral Plan which permits a non-employee director to defer all or a portion of his compensation. Interest will be paid on the amounts deferred at a rate determined by the Compensation Committee. Subject to certain restrictions, the director may elect at the time of deferral to take cash distributions, in whole or in part, from his account either prior to or following termination of service.
            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     Under rules established by the Securities and Exchange Commission (the Commission), the Company is required to provide certain information with respect to the compensation and benefits provided
                                       6
to the Company's Chief Executive Officer, Robert H. Hilb, and the other Named Executive Officers. The following report of the Compensation Committee of the Board of Directors addresses the Company's compensation policies in effect during 1994.
                         ROLE OF COMPENSATION COMMITTEE
     Decisions on compensation of certain executive officers of the Company are made by the Compensation Committee of the Board. Each member of the Compensation Committee is a non-employee director and qualifies as a disinterested person for purposes of Rule 16b-3 adopted by the Commission under the Exchange Act. The Compensation Committee has authority from the Board to review and determine the salaries of all of the Company's executive officers with the title of Senior Vice President and above.
     In addition to determining salaries, the Compensation Committee reviews and approves management incentive programs and other benefits for executive officers. The Compensation Committee also administers the Company's stock option plans. Finally, the Committee recommends to the Board of Directors such other forms of remuneration as the Committee deems appropriate. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reported to the full Board.
     The following is the text of the report adopted by the Compensation Committee with respect to executive compensation for 1994.
                        EXECUTIVE COMPENSATION POLICIES
     The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, recognize individual initiative and achievement and assist the Company in attracting and retaining highly qualified executives. They provide for competitive base salaries which reflect individual performance and level of responsibility, annual bonuses payable in cash on the basis of Company financial success, individual merit and achievement in obtaining annual performance goals and long-term stock-based incentive opportunities which strengthen the mutuality of interests between senior management and the Company's shareholders.
     In furtherance of its responsibility to determine executive compensation, the Compensation Committee annually, or more frequently, reviews the Company's executive compensation program. The Compensation Committee evaluates the salaries and compensation structures of executive officers of peer companies in the industry in order to establish general parameters within which it may fix competitive compensation for its executive officers. The peer group used for compensation analysis for 1994 is the same as the peer group reflected in the performance graph included in this proxy statement.
     The Compensation Committee then determines the appropriate salary and management incentive opportunity for each executive officer using a number of factors, including the executive officer's individual duties and responsibilities in the Company, tenure, his or her relative importance to the overall
                                       7
success of the Company's short and long-term goals and attainment of individual performance goals, if appropriate.
     Combining subjective and objective policies and practices, this assessment process is undertaken annually, or more frequently, by the Compensation Committee in order to implement the Company's pay-for-performance policy, which focuses on an executive officer's total compensation, including cash and non-cash compensation, from all sources. Based upon the Committee's review of executive compensation in the Company's industry, the Committee believes that the Company's compensation of its executive officers is comparable to its peer companies and provides proper incentives to the executive officer group.
                    1994 BASE SALARIES AND ANNUAL INCENTIVES
     In 1994, the Compensation Committee did not approve increases in the base salaries of Messrs. Hilb, Rogal, Adams and Korman. However, Mr. Schexnaydre received a $25,000 step increase to reflect his increased operational responsibilities. The reason for the base salaries remaining flat over 1993 was the Company's experience of a decrease in earnings of 3.6% in 1993 from 1992 and the Compensation Committee's belief that a greater percentage of each executive officer's total compensation should be performance driven incentives. In determining the amounts of salary and bonus paid to Mr. Hilb in 1994, the Compensation Committee primarily took into account the Company's revenues and earnings, Mr. Hilb's duties and responsibilities as Chief Executive Officer and the performance of the Company compared to others in its industry group. Mr. Hilb's base salary of $360,000 continued for 1994.
     The Company's executive officers are also eligible for an annual management incentive award in the form of a cash bonus. The Named Executive Officers participate in a three year incentive bonus plan, which was implemented in 1994, wherein a bonus pool is established based on improved earnings per share and increased amounts of pre-tax profits over the preceding year. The purpose of the program is to more closely align the interests of the senior executives with the shareholders and further strengthen the Company's pay-for-performance policy. The Committee awards bonuses from the bonus pool to the Named Executive Officers based on the executive's individual performance and retains discretion not to pay out the entire pool, if circumstances so warrant. In February 1995, utilizing the aforementioned factors and in recognition of his leadership in the improvement in pre-tax profits over the previous year, the Committee awarded Mr. Hilb an incentive bonus of $175,000 out of the pool for his 1994 performance.
                    DECEMBER 1993 STOCK OPTION AWARD VESTING
     In December 1993, the Compensation Committee developed a three year performance-based program for granting stock options to the executive officers of the Company. This program was begun to more clearly align the interests of the program participants with the Company's shareholders and, for three years, will take the place of other option grants to the participants. The December 1993 Options are subject to performance-based vesting criteria with the earliest vesting in January of 1995. With respect to the allocation of available options among the Named Executive Officers and other executive
                                       8
officers, the Committee was of the view that as a person's ability to impact earnings per share and other direct elements of stock value increases, greater portions of total compensation should be linked to the long-term performance of the Company's Common Stock. Based upon this criteria, the Committee granted Mr. Hilb a December 1993 Option to acquire 30,000 shares of Common Stock.
     The exercise price of the December 1993 Options was based on the closing sales price of the Common Stock as reported on the New York Stock Exchange on the date of grant which was $13.25. The right to exercise the December 1993 Options vests at a rate of 33 1/3% of the aggregate number of shares covered by such options on January 31, 1995, January 31, 1996 and January 31, 1997. However, the right to exercise such options is contingent upon (i) the continued employment of optionee from the date of grant, except in the event of his death, permanent disability or retirement and (ii) an increase of at least 10% in the annual earnings per share of the Common Stock of the Company over the immediately prior year. The shares will not be available for vesting if either of these criteria is not met for each vesting period. The December 1993 Options expire ten years from date of grant. Based on the above criteria, 33 1/3% of the December 1993 Options vested on January 31, 1995.
                               TAX CONSIDERATIONS
     The Omnibus Budget Reconciliation Act of 1993 established certain criteria for the tax deductibility of compensation in excess of $1.0 million paid to the Company's executive officers. The Company is not in danger of losing deductions under the new law. The Committee will carefully consider any plan or compensation arrangement that would result in the disallowance of compensation deductions. The Committee will use its best judgment in such cases, taking all factors into account, including the materiality of any deductions that may be lost. To date, the Committee has not adopted a policy that dictates its decision in such a situation.
     The tables which follow this report, and accompanying narrative and footnotes, reflect the decisions covered by the above discussion.
            SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY'S
                              BOARD OF DIRECTORS:
                                 J.S.M. FRENCH
                                ROBERT S. UKROP
                               THOMAS H. O'BRIEN
                           THEODORE L. CHANDLER, JR.
                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION
     Robert S. Ukrop, a member of the Company's Compensation Committee, is the first cousin of Timothy J. Korman, Senior Vice President - Finance and Treasurer of the Company. Theodore L. Chandler, Jr., also a member of the Company's Compensation Committee, is a principal in the law firm of Williams, Mullen, Christian & Dobbins, Richmond, Virginia, which serves as outside counsel to the Company.
                                       9

                           SUMMARY COMPENSATION TABLE
     The following table sets forth the annual and long-term compensation paid by the Company to each of the Named Executive Officers for the fiscal years ended December 31, 1994, 1993 and 1992.

                                                                                          LONG-TERM
                                                                                         COMPENSATION
                                                                                            AWARDS
                                                     ANNUAL COMPENSATION                  SECURITIES
                                                                      OTHER ANNUAL        UNDERLYING
           NAME AND                                                   COMPENSATION          OPTIONS           ALL OTHER
      PRINCIPAL POSITION          YEAR     SALARY($)    BONUS($)         ($)(4)               (#)          COMPENSATION ($)
Robert H. Hilb                    1994     360,000      175,000  (1)     --                     --           15,505(7)(8)
Chairman and                      1993     360,000      120,000  (2)     --                 30,000(5)         9,324(7)
  Chief Executive Officer                                                                   15,000(6)
                                  1992     330,000       42,500  (3)     --                 10,000(6)         9,154(7)

Andrew L. Rogal                   1994     250,000       75,000  (1)     --                     --            9,306(7)(8)
President and                     1993     250,000       56,000  (2)     --                 30,000(5)         7,075(7)
  Chief Operating Officer                                                                   10,000(6)
                                  1992     220,000       25,000  (3)     --                 10,000(6)         6,600(7)

John C. Adams, Jr.                1994     240,000       60,000  (1)     --                     --           11,188(7)(8)
Executive Vice                    1993     240,000       56,000  (2)     --                 30,000(5)         9,324(7)
  President                                                                                 10,000(6)
                                  1992     205,000       25,000  (3)     --                 10,000(6)         8,200(7)

Ronald J. Schexnaydre             1994     172,500       60,000  (1)     --                     --            9,926(7)(8)
Senior Vice President             1993     153,333       30,000  (2)     --                 30,000(5)         6,133(7)
                                                                                            10,000(6)
                                  1992     129,583           --          --                  5,000(6)         5,183(7)

Timothy J. Korman                 1994     102,000       45,000  (1)     --                     --            6,226(7)(8)
Senior Vice President -           1993      92,667       36,000  (2)     --                 15,000(5)         3,707(7)
  Finance and Treasurer                                                                      5,000(6)
                                  1992      88,000       13,000  (3)     --                  5,000(6)         3,520(7)

(1) Bonuses included herein were paid in 1995 for services rendered in 1994 and were awarded based on the Company realizing improved earnings per share and increased amounts of pre-tax profits in 1994 as compared with 1993 and on the Named Executive Officer's individual performance.
(2) Bonuses included herein were paid in 1993 and 1994 for services rendered in 1992 and 1993.
(3) Bonuses included herein are indicated for the year in which the bonuses were earned.
(4) The dollar value of perquisites and other personal benefits received by each of the Named Executive Officers did not exceed the lesser of either $50,000 or 10 percent of the total amount of annual salary and bonus reported for any named individual.
(5) The stock options detailed above were granted under the Company's 1989 Stock Plan in December 1993 and contain a provision whereby the right to exercise such options vests at a rate of 33 1/3% of the aggregate number of shares covered by such options on each January 31, 1995, January 31, 1996 and January 31, 1997, so long as the Named Executive Officer is employed by the Company on such date and the Company has at least a 10% increase in the annual earnings per share of the
                                       10

    Common Stock over the immediately prior year. The shares will not be available for vesting if either of these criteria is not met for each vesting period. The options expire ten years from grant date. Based on the above criteria, 33 1/3% of the options vested on January 31, 1995.
(6) The stock options detailed above, granted pursuant to the 1989 Stock Plan, contain a provision whereby the right to exercise such options vests at a rate of 20% of the aggregate number of shares covered by such options for each one full year of continued employment from the grant date, with total exercisability occurring upon five full years of continued employment by the Company, and expire ten years from grant date.
(7) The amount shown for each Named Executive Officer for 1994 includes the Company's profit sharing and 401(k) matching contributions as follows: Mr. Hilb, $8,250; Mr. Rogal, $6,750; Mr. Adams, $8,250; Mr. Schexnaydre, $8,250;
    and Mr. Korman, $5,610. The amount shown for 1993 and 1992 represents the Company's profit sharing and 401(k) matching contributions to each Named Executive Officer.
(8) The amount shown for each Named Executive Officer for 1994 includes the Company's expense to the Supplemental Executive Retirement Plan, an unfunded defined benefit plan not qualified under the Internal Revenue Code, as follows: Mr. Hilb, $7,255; Mr. Rogal, $2,556; Mr. Adams, $2,938; Mr. Schexnaydre, $1,676; and Mr. Korman, $616.
                       OPTION GRANTS IN LAST FISCAL YEAR
     No stock options were granted to the Named Executive Officers during fiscal year 1994. No stock appreciation rights (SARs) were granted in fiscal year 1994. There are no outstanding SARs.
              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES
     The following table provides information concerning the value of the outstanding options for the Named Executive Officers on December 31, 1994. There were no stock options exercised by any named individual during 1994. There are no outstanding SARs.

                                                                NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                                     UNDERLYING                  IN-THE-MONEY OPTIONS
                                                               UNEXERCISED OPTIONS AT             AT FISCAL YEAR END
                                                               FISCAL YEAR END (#)(1)                   ($)(2)
   NAME                                                      EXERCISABLE / UNEXERCISABLE      EXERCISABLE / UNEXERCISABLE
Robert H. Hilb                                                     29,650 / 49,600                      --  / --
Andrew L. Rogal                                                    14,900 / 45,600                    5,100 / 1,275
John C. Adams, Jr.                                                 16,150 / 45,600                    5,100 / 1,275
Ronald J. Schexnaydre                                               8,800 / 42,200                    5,100 / 1,275
Timothy J. Korman                                                  10,300 / 23,200                    5,100 / 1,275

(1) The aggregate number of exercisable and unexercisable options detailed above are based on the provisions of the Company's stock option plans as of December 31, 1994. Since that date, additional stock options for the Named Executive Officers are exercisable within sixty days after
                                       11

    March 1, 1995, and are reflected in the Security Ownership Table and included in footnote (1) of that table.
(2) The value of in-the-money options was calculated by determining the difference between the closing price of $12.125 per share of the Company's Common Stock on the New York Stock Exchange on December 30, 1994, the last trading day of the fiscal year, and the exercise price of the options.
                          PROFIT SHARING SAVINGS PLAN
     The Company has adopted a broad-based Profit Sharing Savings Plan (the Profit Sharing Plan) in which the Named Executive Officers are permitted to participate on the same terms as other employees who meet applicable eligibility criteria. The Profit Sharing Plan includes a salary reduction provision under
Section 401(k) of the Internal Revenue Code. Each year, the Board of Directors determines the Company's level of contribution to the Profit Sharing Plan, including any matching contributions in connection with the salary reduction provision under Section 401(k). The minimum annual profit sharing contribution percentage is 3% of eligible compensation, subject to certain earnings restrictions, and the matching contribution will not be less than 25% of the first 4% of a participant's salary reduction. For 1994, the Company profit sharing contribution was 4.5% of participating employees' eligible compensation and the Company matching contribution was $395,000 under the salary reduction provision of the Profit Sharing Plan.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     The Named Executive Officers participate in the Company's Supplemental Executive Retirement Plan, which is an unfunded defined benefit plan not qualified under the Internal Revenue Code. The retirement benefits are computed without regard to the social security offset but are offset by benefits attributable to Company contributions payable from the Company's Profit Sharing Plan. Retirement benefits are payable in the form of a single life annuity.
     The formula for calculating retirement benefits is based upon the product of a participant's applicable percentage, years of service for purposes of benefit accrual, final average compensation and vesting percentage. The applicable percentage is 3.3% for an employee who becomes a vice president on or after reaching age 50 and 4.0% for an employee who becomes a vice president before reaching age 50. Years of service for purposes of benefit accrual means service with the Company at the officer rank of vice president or higher but limited to a maximum of fifteen years. Final average compensation is the participant's average annual compensation for the sixty whole months prior to separation from service. A participant is subject to a graduated vesting schedule over a fifteen year period. Termination of employment prior to having attained normal retirement age (age 65, except for a grandfathered participant whose age is 70), or without having been credited with fifteen years of service will result in a reduced benefit. Once determined, this benefit is offset by the actuarial equivalent benefit produced by amounts attributable to Company contributions to the Profit Sharing Plan.
     Based upon current compensation and profit sharing account balances, with service projected to normal retirement age, the estimated annual benefits payable upon retirement at normal retirement age
                                       12
for each of the Named Executive Officers under the plan would be as follows: Mr. Hilb, $175,051; Mr. Rogal, $286,027; Mr. Adams, $89,227; Mr. Schexnaydre,
$59,583; and Mr. Korman, $62,453.
                             EMPLOYMENT AGREEMENTS
     Robert H. Hilb entered into an employment agreement with the Company on June 1, 1982, for a term of 10 years. The agreement, as amended, provides for an annual review of his salary by the Compensation Committee of the Board of Directors of the Company, which may make any adjustments it deems appropriate, provided that he will not be paid a salary less than $380,000 per annum for the year beginning January 1, 1995, and any subsequent year. The agreement was further amended to extend the initial term of employment to thirteen years and seven months.
     Messrs. Rogal, Adams and Schexnaydre are all employed under standard employment agreements. All such agreements may be terminated for cause and may be terminated without cause on notice of 90 days or less. In no case would any of the foregoing individuals be entitled to compensation greater than 90 days of base salary.
     Mr. Korman entered into an employment agreement with the Company on January 1, 1991, for an initial term of three years, which initial term has expired. Thereafter, the agreement remains in force and may be terminated for cause, or terminated without cause on notice of 90 days. The agreement, as amended, provides for an annual review of his salary by the Compensation Committee of the Board of Directors of the Company, which may make any adjustments it deems appropriate, provided that he will not be paid a base salary less than $120,000 per annum for the year beginning January 1, 1995, and any subsequent year.
                                       13

                               PERFORMANCE GRAPH
     The following Performance Graph compares the yearly percentage change in the cumulative total shareholder return, assuming reinvestment of dividends, on the Company's Common Stock with the cumulative total return, assuming reinvestment of dividends, of (1) the S&P 500 Index and (2) the Company's Peer Group Index during the five year period ended December 31, 1994. The Peer Group Index includes the Company, Arthur J. Gallagher & Co., Poe & Brown, Inc., Marsh & McLennan Cos., Inc. and Alexander & Alexander Services Inc. The Company selected this group in its good faith belief that these other public companies are most similar to the Company's American insurance agency business.


PERFORMANCE GRAPH

                           [PERFORMANCE GRAPH HERE]

                               Base
                              Period   Return    Return    Return   Return   Return
                              1989     1990       1991      1992     1993     1994
HILB ROGAL & HAMILTON CO      100      81.90     75.52      91.83   76.65    76.72
S&P 500 INDEX                 100      96.89    126.42     136.05  149.76   151.74
PEER GROUP                    100      98.47    103.96     123.89  113.61   113.80

                      APPOINTMENT OF INDEPENDENT AUDITORS
     The Board of Directors has recommended, subject to shareholder approval, the appointment of Ernst & Young LLP as independent auditors to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1995.
     Representatives of Ernst & Young LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR 1995.
                       PROPOSALS FOR 1996 ANNUAL MEETING
     In order for a shareholder proposal to be considered for possible inclusion in the 1996 proxy statement, it must conform to the requirements of Regulation 14A of the Commission and must be received by the Corporate Secretary of the Company no later than December 1, 1995.
                                 ANNUAL REPORTS
     THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS, IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING EXHIBITS, FOR 1994 FILED WITH THE COMMISSION CAN BE OBTAINED WITHOUT CHARGE BY WRITING TO DIANNE F. FOX, SENIOR VICE PRESIDENT AND CORPORATE SECRETARY, 4235 INNSLAKE DRIVE, P.O. BOX 1220, GLEN ALLEN, VIRGINIA 23060-1220.
                                       15






**************************APPENDIX*****************************************

PROXY
                    HILB, ROGAL AND HAMILTON COMPANY

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Robert H. Hilb, Timothy J. Korman and Walter
L. Smith and each or any of them, proxy for the undersigned, with power of substitution to vote all the shares of Common Stock of Hilb, Rogal and Hamilton Company held of record by the undersigned on March 7, 1995, at the Annual Meeting of Shareholders to be held at 10:00 a.m., May 2, 1995, and at any adjournments thereof, upon the matters designated on the other side and as more fully set forth in the Proxy Statement and for the transaction of such business as may properly come before the meeting.


                          (Continued on reverse side)






                              FOLD AND DETACH HERE



1.  ELECTION OF DIRECTORS FOR THREE YEAR TERMS EXPIRING AT THE 1998 ANNUAL
    MEETING:

       [ ] FOR nominees                                      [ ] WITHHOLD AUTHORITY
           (except as marked to the contrary at right)           to vote for all such nominees



INSTRUCTION: To withhold authority to vote for any individual nominee, write each such nominee's name in the following space:







2. Proposal to approve the appointment of Ernst & Young LLP as Independent Auditors for the Company:
                    [  ] FOR    [  ] AGAINST   [  ] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.




       Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing in a representative capacity, please give full title as such. If a corporation, please sign in corporation's name by President or other authorized officer. If a partnership, please sign in partnership's name by authorized person.


       Dated:                                                 ,1995

                                   Signature


                           Signature if held jointly


       PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMTLY USING THE ENCLOSED ENVELOPE.

    PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
    PROCESSING EQUIPMENT WILL RECORD YOUR VOTES

                          FOLD AND DETACH HERE


                             ANNUAL MEETING
                                   of
                    HILB, ROGAL AND HAMILTON COMPANY

                          Tuesday, May 2, 1995
                               10:00 a.m.
                              Crestar Bank
                          919 East Main Street
                           Richmond, Virginia

                                 Agenda

                (solid box) Election of Directors
                (solid box) Proposal to Approve the Appointment of
                            Independent Auditors
                (solid box) Report on the Progress of the Company